FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-25

--- Original Sender: WELLS ABF SYNDICATE WELLS FARGO, WELLS FARGO SECURITIES LLC ---

WFCM 2018-C45 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $571.479 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAA(sf)/AAAsf/Aaa(sf)	14.405	30.000%	2.87	42.8%	14.8%
A-2	AAA(sf)/AAAsf/Aaa(sf)	5.559	30.000%	4.66	42.8%	14.8%
A-SB	AAA(sf)/AAAsf/Aaa(sf)	37.388	30.000%	7.20	42.8%	14.8%
A-3*	AAA(sf)/AAAsf/Aaa(sf)	180.000	30.000%	9.76	42.8%	14.8%
A-4*	AAA(sf)/AAAsf/Aaa(sf)	223.783	30.000%	9.88	42.8%	14.8%
X-A	AAA(sf)/AAAsf/Aaa(sf)	461.135	N/A	N/A	N/A	N/A
X-B	A(high)(sf)/A-sf/NR	110.344	N/A	N/A	N/A	N/A
A-S	AAA(sf)/AAAsf/Aa2(sf)	46.114	23.000%	9.91	47.1%	13.4%
B	AA(high)(sf)/AA-sf/NR	32.115	18.125%	9.91	50.1%	12.6%
C	A(sf)/A-sf/NR	32.115	13.250%	9.91	53.1%	11.9%

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	A(low)(sf)/BBB-sf/NR	21.174	N/A	N/A	N/A	N/A
D	BBB(high)(sf)/BBB-sf/NR	21.174	10.036%	9.91	55.0%	11.5%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$658,765,419
NUMBER OF LOANS:	49
NUMBER OF PROPERTIES:	89
WA CUT-OFF LTV:	61.2%
WA BALLOON LTV:	55.8%
WA U/W NCF DSCR:	1.66x
WA U/W NOI DEBT YIELD:	10.3%
WA MORTGAGE RATE:	4.899%
TOP TEN LOANS %:	54.6%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	358
WA SEASONING (MOS):	2
LOAN SELLERS:	WFB(41.2%), BARCLAYS(26.2%), RMF(17.3%), CIII(15.3%)
TOP 3 PROPERTY TYPES:	RETAIL(34.0%), OFFICE(21.4%), SELF STORAGE(15.4%)

TOP 5 STATES:	CA(26.8%), TX(11.1%), VA(11.0%), OH(6.6%), PA(6.5%)
MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	LNR PARTNERS, LLC
DIRECTING CERTIFICATEHOLDER:	PRIME FINANCE LONG DURATION (B-PIECE) II HOLDCO I, L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	TODAY
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	WEEK OF JUNE 25, 2018
ANTICIPATED SETTLEMENT:	JULY 17, 2018

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and

Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing

wfs.cmbs@wellsfargo.com.

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